UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 11, 2008

The PMI Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

PMI Plaza, 3003 Oak Road, Walnut Creek, California		94597
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	925-658-7878

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective June 10, 2008, our New Jersey subsidiary, PMI Guaranty Co. ("PGC"), Financial Guaranty Insurance Company ("FGIC") and Assured Guaranty Re Ltd ("AG Re") executed an Agreement pursuant to which all of the direct FGIC business currently reinsured by PGC was recaptured by FGIC and ceded by FGIC to AG Re. Pursuant to the Agreement, PGC paid approximately $9 million (net of unearned premium reserves assumed by AG Re) to AG Re. In addition, with respect to two of the exposures ceded to AG Re, PGC agreed to reimburse AG Re for any losses it pays, subject to an aggregate limit of $22.9 million. PGC has agreed to secure its obligations by depositing $22.9 million into a trust account for the benefit of AG Re and, to the extent AG Re’s obligations are less than $22.9 million, the remaining funds will be returned to PGC. We estimate that we will incur expenses of approximately $18 million (net of tax savings) in the second quarter of 2008 as a result of the Agreement. We have filed applications with the Arizona Department of Insurance to redomesticate PGC to Arizona and for approval to distribute PGC’s excess capital, which we currently estimate to be approximately $150 million, in the form of a dividend from PGC to The PMI Group. In connection with those applications, we have agreed with the Arizona Department of Insurance to reinvest at least 80% of these funds distributed to The PMI Group in PMI Mortgage Insurance Co.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PMI Group, Inc.

June 17, 2008	By:	Andrew D. Cameron

Name: Andrew D. Cameron
Title: Senior Vice President and Deputy General Counsel